June 30, 2006

Thinkpath Inc.
201 Westcreek Boulevard
Brampton, Ontario, Canada L6T 5S6
Attention:        Chief Financial Officer

Re:      Thinkpath Inc. (the "COMPANY")

Gentlemen:

         The undersigned ("LAURUS") proposes to enter into a financing transaction with the Company (the "TRANSACTION"). As part of the Transaction, the undersigned will purchase a Common Stock Purchase Warrant (the "WARRANT") exercisable into up to 1,810,674 shares of the common stock of the Company (the "SHARES"). The undersigned acknowledges that the Company is relying on the representations and agreements of the undersigned contained in this letter agreement in carrying out the Transaction and, in particular, issuing the Warrant.

         In consideration of the foregoing and assuming the exercise by the undersigned of all or a part of the Warrant, the undersigned hereby agrees that the undersigned will not, without the prior written consent of the Company (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the U.S. Securities Exchange Act of 1934, as amended, or otherwise dispose of the Shares or publicly announce an intention to do any of the foregoing, for a period of One (1) year from the closing date of the Transaction (the "RESTRICTED PERIOD"). The foregoing sentence shall not apply to the transfer of any or all of the Shares to an affiliate within the meaning of Rule 405 promulgated under the U.S. Securities Act of 1933, as amended; provided, however, that in any such case it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this letter agreement and there shall be no further transfer of such Shares except in accordance with this letter agreement. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Shares except in compliance with the foregoing restrictions.

         Following the Restricted Period, the undersigned hereby agrees that, at the time of each proposed date of sale of Shares, the undersigned shall only be permitted to sell such number of Shares of the Company that it is not in excess of fifteen percent (15%) of the trading volume of the Company's Common Stock on the proposed date of sale of Shares.

         This letter agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned.


                                      LAURUS MASTER FUND, LTD.
                                         By:
                                              ----------------------------------
                                              Name:  Eugene Grin
                                              Title:  Director